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                                                                     EXHIBIT 4.3

                            Equipment Term Note
                            ----------------------

$750,000                                                        Atlanta, Georgia
                                                                  April 30, 1996

        FOR VALUE RECEIVED, the undersigned, TRANSCEND SERVICES, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of Silicon Valley Bank, a California-chartered bank ("Bank"), at such place as the holder hereof may designate, in lawful money of the United States of America, the aggregate unpaid principal amount of all advances ("Advances") made by Bank to Borrower in accordance with the terms of the Loan and Security Agreement between Borrower and Bank of even date herewith, as amended from time to time (the "Loan Agreement"), up to a maximum principal amount of SEVEN HUNDRED FIFTY THOUSAND AND NO/100THS Dollars ($750,000), until paid in full. Borrower shall also pay interest on the aggregate unpaid principal amount of such Advances at the rates and in accordance with the terms of the Loan Agreement. The entire principal amount and all accrued interest shall be due and payable on June 5, 1997.

        Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Bank from or on behalf of Borrower, and Borrower irrevocably agrees that Bank shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower as Bank deems advisable. In the absence of a specific determination by Bank with respect thereto, all payments shall be applied in the following order: (a) then due and payable fees and expenses;
(b) then due and payable interest payments and mandatory prepayments; and
(c) then due and payable principal payments and optional prepayments.

        Bank is hereby authorized by Borrower to endorse on Bank's books and records each Advance made by Bank under this Note and the amount of each payment or prepayment of principal of each such Advance received by Bank; it being understood, however, that failure to make any such endorsement (or any error in notation) shall not effect the obligations of Borrower with respect to Advances made hereunder, and payments of principal by Borrower shall be credited to Borrower notwithstanding the failure to make a notation (or any errors in notation) thereof on such books and records.

        Borrower promises to pay Bank all costs and expenses of collection of this Note and to pay all reasonable attorney's fees incurred in such collection, whether or not there is a suit or action, or in any suit or action to collect this Note or in any appeal thereof. Borrower waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, as well as any applicable statutes of limitations. No delay by Bank in exercising any power or right hereunder shall operate as a waiver of any power or right. Time is of the essence as to all obligations hereunder.

        This Note is issued pursuant to the Loan Agreement, which shall govern the rights and obligations of Borrower and Bank with respect to all obligations hereunder.

        This note shall be deemed to be made under, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, excluding conflicts of laws and principles.

        Executed as an instrument under seal.

                                                TRANSCEND SERVICES, INC.

                                                By: /s/ David W. Murphy
                                                   ----------------------------

                                                Title:     CFO
                                                      --------------------------
ATTEST
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              Secretary